                                          March 1, 1996

Willkie Farr & Gallagher
153 East 53rd Street
New York, New York 10022-4669

                 RE: Walburg Pincus Tax Free Fund, Inc.
                     -------------------------------------------------

Ladies and Gentlemen:

     We have acted as special Maryland counsel to Warburg, Pincus Tax Free Fund, Inc., a Maryland corporation (the 'Acquiring Fund'), in connection with the proposed acquisition by the Acquiring Fund of all or substantially all the assets and liabilities of Warburg Pincus Tax Free Fund (the 'Acquired Fund'), a portfolio of The RBB Fund, Inc. (the 'RBB Fund'), a Maryland corporation, in exchange for Common and Advisor shares of the Acquiring Fund (together, the 'Shares'), pursuant to a Plan of Reorganization to be executed by the Acquiring Fund and by the RBB Fund on behalf of the Acquired Fund.

     As special Maryland counsel for the Acquiring Fund, we are familiar with its Charter and By-laws. We have examined Pre-Effective Amendment No. 1 to the Acquiring Fund's Registration Statement on Form N-1A, Securities Act File No. 333-00531; Investment Company Act File No. 811-07519, including the prospectus and statement of additional information contained therein (the 'Registration Statement'), substantially in the form in which it is to become effective. We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Acquiring Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

     We have also examined and relied upon such corporate records of the Acquiring Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuiness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

     Based on such examination, we are of the opinion and so advise you that:

          1. The Acquiring Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

          2. The Shares of the Acquiring Fund to be offered for sale pursuant to the Registration Statement are, to the extent of the respective number of Shares of each class of the Acquiring Fund authorized to be issued by the Acquiring Fund in its Charter, duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement and authorized by the Board of Directors of the Acquiring Fund, will have been validly and legally issued and will be fully paid and nonassessable under the laws of the State of Maryland.

     This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock. It does not extend to the securities or 'blue sky' laws of Maryland, to federal securities laws or to other laws.

     You may rely on our forgoing opinion in rendering your opinion to the Acquiring Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. We do not thereby admit that we are 'experts' as that term is used in the Securities Act of 1933 and the regulations thereunder.

                                          Very truly yours,

                                          /s/ Venable, Baetjer & Howard, LLP